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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       APPLIED GRAPHICS TECHNOLOGIES, INC.
                       -----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                  Delaware                                       13-3864004
                  --------                                       ----------
           (State of Incorporation                            (I.R.S. Employer
              or Organization)                               Identification No.)

            450 West 33rd Street
                New York, NY                                       10001
       -----------------------------                               -----
  (Address of Principal Executive Offices)                       (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

        Securities Act registration statement file number to which the form relates: _____________ (if applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                          Name of Each Exchange On Which
        To be So Registered                          Each Class Is To Be Registered
        -------------------                          ------------------------------
        Common Stock, par                              The American Stock Exchange
        value $.01 per share

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)
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        ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        COMMON STOCK

               The First Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), authorizes the issuance of up to 150,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). As of March 31, 2001, 9,033,603 shares of Common Stock were issued and outstanding.

               Holders of Common Stock ("Holders") are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor. Holders do not have preference in the assets of the Company over any other class or classes of stock upon the voluntary or involuntary liquidation of the Company. Holders have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

        PREFERRED STOCK

               The Certificate of Incorporation authorizes the Board of Directors to issue up to an aggregate of 10,000,000 shares of preferred stock ("Preferred Stock"), to establish one or more series of Preferred Stock and to determine, with respect to each such series, the preferences, rights and other terms thereof. As of March 31, 2001, no shares of Preferred Stock were outstanding and the Board of Directors has no present plans to issue any such shares.

        STOCK MARKET LISTING

               The Common Stock has been approved for quotation on the American Stock Exchange under the symbol AGD.

        CERTAIN ANTITAKEOVER PROVISIONS

        Preferred Stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to each such series, the preferences, rights and other terms of such series. See "- Preferred Stock." The authorized shares of Preferred Stock, as well as shares of Common Stock, would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could, in the future, issue a series of Preferred Stock which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests.
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               Section 203 of the Delaware General Corporation Law. The Company
        is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Antitakeover Law") regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on The American Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the "Antitakeover Law" with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of the Antitakeover Law.

               Certain Other Provisions. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company's Bylaws provide that Holders of, in the aggregate, not less than twenty-five percent of the outstanding Common Stock be permitted to call a special meeting of stockholders.

        TRANSFER AGENT AND REGISTRAR

               The transfer agent and registrar for the Common Stock is The Bank of New York.

        ITEM 2.  EXHIBITS

               The following exhibits are filed with this Registration
        Statement:

                1. First Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 forming part of the Registrant's Registration Statement on Form S-1 (File No. 333-00478))

                2. Certificate of Amendment of First Restated Certificate of Incorporation (Incorporated by reference to Exhibit No. 3.1(b) forming part of the Registrant's Report on Form 10-Q for the quarterly period ended June 30, 1998)

                3. Second Certificate of Amendment of First Restated Certificate of Incorporation (Incorporated by reference to Exhibit No. 3.1(c) forming part of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)
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                4. Amended and Restated By-Laws of the Registrant (Incorporated
        by reference to Exhibit 3.2 forming a part of Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-00478))

                5. Amendment to Amended and Restated By-Laws of the Registrant (Incorporated by reference to Exhibit No. 3.3 forming a part of the Registrant's Registration Statement on Form S-4 (File No. 333-51135)

                6. Amendment to Amended and Restated By-Laws of the Registrant (Incorporated by reference to Exhibit No. 3.2(c) forming part of the Registrant's Report on Form 10-Q for the quarterly period ended September 30, 2000)

                7. Specimen certificate of the Common Stock
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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           APPLIED GRAPHICS TECHNOLOGIES, INC.



Date: April 5, 2001                        By: /s/ Martin D. Krall
                                               ---------------------------------
                                           Martin D. Krall
                                           Executive Vice President, Chief Legal
                                           Officer and Secretary